Highlands Bankshares, Inc. Reports Fourth Quarter 2018 and Year End Results

Strong Year-over-Year Improvements in Net Income, Net Interest Margin, Net Charge-Offs, and Leverage Ratio

ABINGDON, Va., Feb. 8, 2019 /PRNewswire/ -- Highlands Bankshares, Inc. (HLND) today reported net income of $1.0 million or $0.09 per diluted share, for the quarter ended December 31, 2018, compared with net income of $1.1 million or $0.11 per diluted share, for the quarter ended September 30, 2018 and a net loss of ($3.1 million), or ($0.38) per diluted share, for the quarter ended December 31, 2017.
For the year ended December 31, 2018, the Company reported net income of $3.6 million or $0.35 per diluted share compared to a net loss of ($437,000) or ($0.05) per diluted share for the year ended December 31, 2017.
Fourth quarter 2017 net income included one-time additional income tax expense of $4.0 million, resulting from the revaluation of the Company's net deferred tax asset related to the enactment of the Tax Cuts and Jobs Act in December 2017. Excluding the one-time tax impact, fourth quarter 2017 net income was $835,000 or $0.08 per diluted share and net income for 2017 was $3.5 million or $0.34 per diluted share.
"2018 was an outstanding year by all measures," reported Timothy K. Schools, Chief Executive Officer. "The tremendous work of our Highlands teammates over recent years resulted in our highest earnings since 2007, highest net interest margin since 2002, highest leverage ratio in the Company's history, and lowest net charge-off ratio since 1995. Equally important, we maintained our well-recognized focus on customer service, earning "Best Bank" designations in our home market of Washington County, Virginia for the second consecutive year, and Watauga County, North Carolina, one of our key growth markets, for the fourth consecutive year. Highlands is well positioned, and we are even more excited about our prospects for 2019 and beyond and appreciate the loyalty of our employees, customers, and shareholders."

	Target	4Q 18	3Q 18	4Q 17
Return on average assets (annualized)	1.25%	0.64%	0.74%	NM
Revenue growth	5.00%	3.10%	5.22%	-2.03%
Net interest margin	3.75%	3.95%	3.97%	3.70%
Noninterest income to assets	1.00%	0.76%	0.72%	0.94%
Noninterest expense to assets	2.75%	3.42%	3.17%	3.34%
Efficiency ratio	55.00%	78.27%	74.90%	79.19%
Net charge-offs to total loans (annualized)	0.30%	0.04%	0.10%	0.73%

NM - not meaningful
Revenue Growth
Fourth quarter 2018 total revenue (net interest income plus noninterest income) increased $188,000 to $6.5 million from $6.3 million in the third quarter of 2018. Net interest income was $5.3 million in the fourth quarter of 2018, an increase of $128,000 from $5.2 million in the third quarter of 2018. Net interest income increased in the fourth quarter primarily due to loan growth. Fourth quarter 2018 noninterest income increased $60,000 to $1.1 million from the third quarter of 2018 due to annual true-ups of equity method investments, partially offset by lower secondary marketing mortgage activity. Prospective revenues will benefit from growth in loans held for investment, which increased 3.8 percent in 2018, and noninterest-bearing deposits, which grew 5.2 percent in 2018.
Noninterest Expense and Operating Efficiency
Noninterest expenses increased $359,000 from the third quarter of 2018 and $139,000 from the fourth quarter of 2017 to $5.1 million in the fourth quarter of 2018. Compared to the prior quarter, fourth quarter 2018 included $102,000 of increases related to higher fraud losses, and $416,000 for discretionary employee incentive awards and software maintenance that were not accrued during the year.

Operating efficiency remains a key opportunity and the Company uses three metrics to monitor its performance relative to peers: efficiency ratio (noninterest expense as a percentage of total revenue), noninterest expense as a percentage of assets, and assets per employee. For the fourth quarter of 2018, the efficiency ratio was 78.27 percent, an increase from 74.90 percent in the third quarter of 2018 and a decline from 79.19 percent in the fourth quarter of 2017. Noninterest expense as a percentage of assets increased in the fourth quarter of 2018 to 3.42 percent from 3.17 percent in the third quarter of 2018 and 3.34 percent in the fourth quarter of 2017.  Assets per employee improved to $4.1 million at December 31, 2018, compared to $3.9 million at December 31, 2017. Management continues to maintain focus on aligning operating expenses with revenue.
Asset Quality
The provision for credit losses for fourth quarter 2018 was $196,000, compared to $198,000 in third quarter 2018.  Net charge-offs in the fourth quarter of 2018 were $50,000, or 0.04 percent annualized of average loans held for investment. Net charge-offs for 2018 totaled $318,000 or 0.07 percent of average loans held for investment, compared to $898,000 or 0.21 percent of average loans during 2017.
Past due loans as a percentage of total loans held for investment were 1.51 percent at December 31, 2018, compared to 0.77 percent at December 31, 2017. As of December 31, 2018, loans greater than 90 days past due totaled $3.6 million, or 0.81 percent of loans held for investment, compared to 0.38 percent at December 31, 2017. Comparing December 31, 2018 to December 31, 2017, 0.41 percent of the increase in total past due loans and loans greater than 90 days past due relate to a single long-time substandard relationship that deteriorated during 2018 and will likely move to other real estate owned during 2019.
Nonperforming assets were $8.1 million, or 1.81 percent of loans held for investment and OREO at December 31, 2018. The increase in nonperforming assets includes $3.6 million or 0.81 percent of loans and OREO that relate to two specific relationships, the past due relationship noted above and a performing relationship that was moved to nonaccrual during the fourth quarter of 2018.

	4Q 18	3Q 18	2Q 18	1Q 18	4Q 17
Past due loans to end of period loans	1.51%	1.42%	1.47%	1.47%	0.77%
Past due loans 30-89 days to end of period loans	0.70	0.83	0.62	1.14	0.39
Past due loans 90 plus days to end of period loans	0.81	0.59	0.84	0.33	0.38
Nonperforming assets to loans and OREO	1.81	1.49	1.38	0.86	1.02
Classified assets to tier 1 capital	38	35	34	33	31
Allowance for credit losses to nonperforming loans	73.88	93.29	106.90	258.97	193.80
As of December 31, 2018, the allowance for loan losses totaled $4.4 million, representing 0.98 percent of loans held for investment, and 73.9 percent of nonperforming loans.
Capital and Liquidity
At December 31, 2018, the regulatory capital ratios for the Company's subsidiary bank, Highlands Union Bank, were: tier 1 leverage ratio of 9.14 percent, tier 1 risk-based capital ratio of 12.26 percent, and total risk-based capital ratio of 13.25 percent
The Company's loans held for investment to deposit ratio was 89.1 percent and the loans held for investment to asset ratio was 75.7 percent at December 31, 2018. The Company maintained cash and investment securities totaling 17.1 percent of assets as of this date. The Company's deposit mix is weighted heavily towards customer deposits, which funded 84.9 percent of assets at December 31, 2018, of which 62.1 percent is represented by core deposits, including 26.4 percent in noninterest bearing deposits. Time deposits funded 21.6 percent of assets at December 31, 2018.

About Highlands Bankshares, Inc.
Highlands provides a relationship-based and highly personal banking experience to small to mid-sized private businesses, professionals, and individuals. Focused on providing value to each and every customer, Highlands delivers banking services through highly skilled employees, digital channels, as well as 16 offices located in North Carolina, Eastern Tennessee, and Southwest Virginia.
Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Quarterly Consolidated Income Statements (unaudited)

	Quarter ended			Percent change compared to
(thousands)	December 31, 2018	September 30, 2018	December 31, 2017	Prior quarter	Same quarter of prior year
INTEREST INCOME
Loans receivable and fees on loans	$5,787	$5,558	$5,169	4.1%	12.0%
Investment securities	457	434	473	5.3%	-3.4%
Federal funds sold	106	17	35	523.5%	202.9%
Total interest income	6,350	6,009	5,677	5.7%	11.9%
INTEREST EXPENSE
Deposits	668	497	465	34.4%	43.7%
Other borrowed funds	336	294	330	14.3%	1.8%
Total interest expense	1,004	791	795	26.9%	26.3%
Net interest income	5,346	5,218	4,882	2.5%	9.5%
Provision for loan losses	196	198	49	-1.0%	300.0%
Net interest income after provision for loan losses	5,150	5,020	4,833	2.6%	6.6%
NONINTEREST INCOME
Mortgage banking income	47	116	335	-59.5%	-86.0%
Securities gains, net	0	0	13	0.0%	-100.0%
Service charges on deposit accounts	396	396	384	0.0%	3.1%
Other service charges, commissions and fees	376	404	441	-6.9%	-14.7%
Other operating income	309	152	216	103.3%	43.1%
Total noninterest income	1,128	1,068	1,389	5.6%	-18.8%
NONINTEREST EXPENSE
Salaries and employee benefits	2,518	2,347	2,814	7.3%	-10.5%
Occupancy and equipment expense	570	607	581	-6.1%	-1.9%
OREO-related expenses	54	89	0	-39.3%	0.0%
Other operating expense	1,925	1,665	1,533	15.6%	25.6%
Total noninterest expense	5,067	4,708	4,928	7.6%	2.8%
Income before income taxes	1,211	1,380	1,294	-12.2%	-6.4%
Income tax expense	243	289	4,381	-15.9%	NM
Net income (loss)	$968	$1,091	$(3,087)	-11.3%	NM
Net income (loss) per common share:
Basic	$0.12	$0.13	$(0.38)
Diluted	0.09	0.11	(0.38)

NM - variance calculation is not meaningful.

Consolidated Income Statements (unaudited)

	Year ended December 31,		Percent change
(thousands, except per share information)	2018	2017
INTEREST INCOME
Loans receivable and fees on loans	$ 21,936	$ 20,427	7.4%
Investment securities	1,807	2,148	-15.9%
Federal funds sold	250	192	30.2%
Total interest income	23,993	22,767	5.4%
INTEREST EXPENSE
Deposits	2,091	1,854	12.8%
Other borrowed funds	1,317	1,985	-33.7%
Total interest expense	3,408	3,839	-11.2%
Net interest income	20,585	18,928	8.8%
Provision for loan losses	738	120	515.0%
Net interest income after provision for loan losses	19,847	18,808	5.5%
NONINTEREST INCOME
Mortgage banking income	315	1,942	-83.8%
Securities gains, net	0	19	0
Service charges on deposit accounts	1,471	1,568	-6.2%
Other service charges, commissions and fees	1,627	1,881	-13.5%
Other operating income	854	626	36.4%
Total noninterest income	4,267	6,036	-29.3%
NONINTEREST EXPENSE
Salaries and employee benefits	9,648	10,858	-11.1%
Occupancy and equipment expense	2,658	2,614	1.7%
OREO-related expenses	420	301	39.5%
Other operating expense	6,847	5,814	17.8%
Total noninterest expense	19,573	19,587	-0.1%
Income (loss) before income taxes	4,541	5,257	-13.6%
Income tax expense	949	5,694	-83.3%
Net income (loss)	$ 3,592	$ (437)	NM
Net income (loss) per common share:
Basic	$0.44	($0.05)
Diluted	0.35	(0.05)

NM - variance calculation is not meaningful.

Consolidated Balance Sheets (unaudited)
				Percent change since
(thousands)	December 31, 2018	September 30, 2018	December 31, 2017	Prior quarter	Same quarter of prior year
ASSETS
Cash and due from banks	$ 19,533	$ 23,258	$15,179	-16.0%	28.7%
Federal funds sold	10,101	791	15,618	1177.0%	-35.3%
Total cash and cash equivalents	29,634	24,049	30,797	23.2%	-3.8%
Investment securities	71,405	73,348	81,643	-2.6%	-12.5%
Loans held for sale	697	1,614	4,808	-56.8%	-85.5%
Loans held for investment	448,121	452,566	431,574	-1.0%	3.8%
Allowance for loan losses	(4,373)	(4,226)	(3,954)	3.5%	10.6%
Net loans held for investment	443,748	448,340	427,620	-1.0%	3.8%
Premises and equipment, net	17,447	17,687	18,332	-1.4%	-4.8%
Real estate held for sale	817	817	1,430	0.0%	-42.9%
Deferred tax assets	6,526	6,984	7,161	-6.6%	-8.9%
Interest receivable	1,617	1,904	1,987	-15.1%	-18.6%
Bank-owned life insurance	15,022	14,940	14,679	0.5%	2.3%
Other real estate owned	2,212	2,242	2,350	-1.3%	-5.9%
Other assets	2,816	1,684	3,290	67.2%	-14.4%
Total assets	$591,941	$593,609	$594,097	-0.3%	-0.4%

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest bearing	$ 156,408	$ 154,196	$148,633	1.4%	5.2%
Interest bearing	346,408	340,410	350,150	1.8%	-1.1%
Total deposits	502,816	494,606	498,783	1.7%	0.8%
Short-term borrowings	29,973	42,107	10,000	-28.8%	199.7%
Long-term debt	120	120	30,146	0.0%	-99.6%
Other liabilities	2,391	1,937	1,364	23.4%	75.3%
Total liabilities	535,300	538,770	540,293	-0.6%	-0.9%
STOCKHOLDERS' EQUITY
Common stock	5,156	5,156	5,124	0.0%	0.6%
Preferred stock	4,184	4,184	4,184	0.0%	0.0%
Additional paid-in capital	19,277	19,246	19,113	0.2%	0.9%
Retained earnings	30,100	29,163	26,539	3.2%	13.4%
Accumulated other comprehensive income	(2,076)	(2,910)	(1,156)	-28.7%	79.6%
Total stockholders' equity	56,641	54,839	53,804	3.3%	5.3%
Total liabilities and stockholders' equity	$591,941	$593,609	$594,097	-0.3%	-0.4%

Profitability Ratios, Asset Quality and Capital (unaudited)
	Quarter ended
(dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017
Profitability Ratios (current quarter, annualized)
Net interest margin	3.95%	3.97%	3.70%
Annualized return (loss) on average assets	0.64	0.74	(0.02)
Annualized return (loss) on average equity	6.95	7.94	(0.22)
Efficiency ratio	78.27%	74.90	79.19

	December 31, 2018	September 30, 2018	December 31, 2017
Asset Quality
Loans 90 days past due and still accruing	$ -	$ -	$26
Non-accrual loans	5,920	4,530	2,064
Total non-performing loans	5,920	4,530	2,090
Other real estate owned	2,212	2,242	2,350
Total non-performing assets	$ 8,132	$ 6,772	$ 4,440
Ratios:
Non-performing loans to loans held for investment	1.32%	1.00%	0.48%
Non-performing assets to loans held for investment and OREO	1.81	1.49	1.02
Allowance for credit losses to loans held for investment	0.98	0.93	0.94
Allowance for credit losses to non-performing loans	73.87	93.29	193.83
Past-due loans to loans held for investment	1.51	1.42	0.77
Annualized net charge-offs (recoveries)to period-end loans held for investment	0.04	0.10	0.73

Capital
Common shares outstanding	8,251	8,249	8,199
Preferred shares outstanding	2,092	2,092	2,092
Book value per share:
Common	$ 6.02	$ 5.82	$ 5.72
Combined common and preferred	5.48	5.31	5.23
Ratios (Bank only):
Tier 1 leverage ratio	9.14%	9.14%	8.36%
Tier 1 risk-based capital ratio	12.26	12.30	12.15
Total risk-based capital ratio	13.25	13.28	13.11
Common equity tier 1 ratio	12.26	12.30	12.15

CONTACT: John Gray, 276-619-4937, jgray@hubank.com